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                                                                      Exhibit 10



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the Post Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-40937), which is incorporated by reference into Post-Effective Amendment No. 4, and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Variable Annuity Account N, and to the use therein of our reports dated (a) February 1, 1999, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 30, 1999, with respect to the financial statements of Lincoln Life Variable Annuity Account N.

                                                    /s/ Ernst & Young, LLP

Fort Wayne, Indiana
December 13, 1999